EXHIBIT 23(A)


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of FPL Group, Inc. on Form S-8 of our report dated February 26, 2004 (which expresses an unqualified opinion and includes explanatory paragraphs relating to FPL Group, Inc.'s changes in 2003 in its methods of accounting for special-purpose entities and for asset retirement obligations and change in 2002 in its method of accounting for goodwill), appearing in the Annual Report on Form 10-K of FPL Group, Inc. for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Miami, Florida

June 14, 2004